EXHIBIT 10.14
MEDITERRANEAN
SECURITIES GROUP, LLC

April 18, 2011

AnythingIT Inc.
17-09 Zink Place, Unit 1
Fair Lawn, NJ 07410

Attn:  David Bernstein, CEO

Re:  Financial and Management Advisory Agreement
Gentlemen:

This is to acknowledge and confirm our agreement concerning the engagement by AnythingIT Inc. (the “Company”) of Mediterranean Securities Group, LLC , a broker-dealer and member of FINRA (MSG”) as an Independent financial and management consultant and advisor effective April 1, 2011  through June 30, 2013 unless extended by mutual agreement (this “Agreement”), as follows:

1.           Advisory Services. MSG, in its capacity as an independent contractor, shall provide ongoing business and financial consulting and advisory services to the Company including, without limitation:

a.	review and analysis of the financial statements and condition of the Company;

b.	review and analysis of the business plan and model of the Company;

c.	consideration of alternative business strategies including strategic alliances, joint ventures and mergers and acquisitions;

d.	assistance in implementing the business plan and alternatives referred to above;

e.	consideration of alternative financing opportunities, including equity and debt, both private and public; and

f.	generally assist management of the Company in maximizing equity value.

2.           Performance by Consultant. MSG hereby promises to perform and discharge faithfully the responsibilities which may be assigned to MSG from time to time by the officers and duly authorized representatives of the Company, so long as such activities are in compliance with applicable securities laws and regulations.

3.           Advisory Compensation.  In consideration for the services to be provided to the Company by MSG hereunder, the Company shall pay to MSG a monthly fee of $5,000.  In addition, the Company shall pay MSG a Warrant Solicitation fee equal to 5% of the Warrant exercise price upon receipt of Warrant exercise proceeds from the exercise of the Company’s currently outstanding Series A and Series B Warrants issued pursuant to the terms of the Company’s Confidential Private Offering Memorandum dated June 29, 2010, its currently outstanding Series C Warrants issued pursuant to the terms of the Company’s Confidential Term Sheet dated January 7, 2011 and Series D and Series E Warrants issued pursuant to the terms of the Company’s Confidential Private Offering Memorandum dated February 1, 2011.

4.           Financings and Business Combinations.  In the event that MSG is responsible for introducing the Company to sources of financing or to entities that enter into merger/acquisition, joint ventures, strategic alliances or distribution agreements, (“Business Combination”) the Company shall:

a.
in connection with financings, pay to MSG an amount equal to 10% of funds invested in or loaned to the Company and issue to MSG or its designees five year cashless exercise warrants to purchase 10% of the equity issued or issuable to the investors exercisable at the investors purchase or exercise price; and

b.	in connection with Business Combinations, pay to MSG an amount equal to5% of the value of the transaction payable in kind.

5.           Expenses.  The Company agrees to pay to or promptly reimburse MSG for its expenses related to its services hereunder.

6.           Confidentiality.  MSG will not disclose to any other person, firm or Corporation, nor use for its own benefit or after the term of this agreement, any trade secrets or other confidential information designated by the Company which is acquired by MSG in the course of performing services hereunder.  (A trade secret is information not generally known to the trade, what gives the Company an advantage over its competitors.  Trade secrets can include, by the way of example, products or services under development, production methods and processes, sources of supply customer list, and marketing plans).  Any financial advice rendered by MSG pursuant to this agreement may not be disclosed publicly in any manner without the prior written approval of MSG.  At the conclusion of this engagement and upon request by the Company, MSG shall return all material deemed confidential, supplied by the Company and confirm that any and all copies of such material have been destroyed.

7.  Indemnification.  The Company hereby agrees to indemnify, defend and hold harmless MSG and its affiliates, the respective directors officers agents and employees of MSG and its affiliates and each other person, if any, controlling MSG or any of its affiliates from and against any losses, claims, damages or liabilities (or actions, including shareholder actions, in respect thereof) arising out of the engagement of MSG by the Company pursuant to the terms hereof or in connection therewith, and will reimburse MSG and any other party entitled to be indemnified hereunder for all expenses (including attorney’s fees) in connection to pending or threatened litigation in which MSG or any of its affiliates is a party.  The Company will not however, be responsible for any claims, liabilities, losses damages or expenses, which have resulted from MSG’s misconduct or gross negligence.  The Company also agrees that neither MSG, nor any of its affiliates, nor any person controlling MSG, or any of its affiliates, shall have any liability to the Company for or in connection with the engagement pursuant to the terms hereof, except for any such liability for losses, claims, damages, or expenses incurred by the Company that result from MSG’s misconduct or gross negligence.  The foregoing agreement shall be in addition to any rights that MSG or any indemnified party may have related to common law or otherwise, including, but not limited to, any right to contribution.  The Company hereby consents to personal jurisdiction, services of process and venue in any court in which any claim subject to this indemnification provision is brought against MSG or any other indemnified party, only with respect to any other claim that may be made against the Company.  The obligation to indemnify MSG pursuant to the terms of this paragraph shall survive and remain in full force and effect following the completion of any transaction contemplated herein or the expiration or termination of this agreement.

MSG hereby agrees to indemnify, defend and hold harmless the Company and its affiliates, the directors, officers, agents and employees of the Company and its affiliates and each other person, if any, controlling the Company or its affiliates, from and against any losses, claims, damages or liabilities (or actions, including shareholder action in respect thereof) incurred as a result of claims asserted by third parties arising out of misconduct or gross negligence of MSG in connection the engagement of MSG hereunder for all expenses ( including attorneys fees) as they are incurred by the Company or any other indemnified party in connection with preparing or defending any such action or claim, whether or not in connection with  pending or threatened litigation in which the Company, or any of its affiliates is a party.  MSG agrees that neither the Company, nor any of its affiliates, nor any person for or in connection with MSG’s engagement pursuant to the terms hereof, shall have any liability to MSG for or in connection with the engagement pursuant to the terms hereof, except for any liability for losses, claims, damages, liabilities or expenses that result from the Company’s misconduct or gross negligence. The foregoing agreement shall be in addition to any rights that any indemnified party may have related to common law or otherwise including, but not limited to any right of contribution.  MSG hereby consents to personal jurisdiction, service of process and venue in any court in which any claim subject to this indemnification provisions brought against the company, or any other claim that may be bought against MSG.

MSG’s obligation to indemnify the Company and others pursuant to the terms of this paragraph to the terms of this paragraph shall survive and remain in full force and effect following the completion of any transaction contemplated herein or the expiration or termination of this agreement.  Jurisdiction and Venue of any legal proceeding shall be governed by Paragraph 8.

8.           Governing Law. The internal laws of the State of Delaware shall govern this agreement.  Any dispute arising out of this agreement shall be adjudicated in the courts of the State of Delaware or in the United States District Court for the District of Delaware.

9.           Due Authority.  The Company and MSG each represents to the other that it has due authority to enter into this agreement and that the officer executing this agreement has full authority to do so.

10.           Enforcement.  If any legal action or other proceeding is brought in connection with the interpretation or enforcement of any of the provisions of this agreement, the prevailing party shall be entitled to recover its reasonable attorney’s fees and other costs incurred in an action or proceeding in addition to any other relief to which the party may be entitled.

Please confirm that the foregoing correctly sets forth our understanding by signing a copy of this letter where provided and returning it to us at your earliest convenience.

Very truly yours,                                                                Accepted and Agreed,
Mediterranean Securities Group, LLC                                                                                                AnythingIT Inc.

By: ________________________                                                                           By: ________________________________
       Andrew Garbarini, President                                                                                 David Bernstein, CEO

4